Exhibit 10.21
March 21, 2007
Charlie H. McLeskey, M.D.
800 Edgehill Rd.
Salt Lake City, Utah 84103
Dear Charlie:
     This letter sets forth the substance of the Separation Agreement (the “Agreement”) that ZARS, Inc. (the “Company”) is offering to you to aid in your employment transition.
     1. Separation. Your last day of work and employment with the Company shall be April 14, 2007 (the “Separation Date).
     2. Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
     3. Severance Payments. Although the Company has no obligation to do so, if you timely sign, date, and return this Agreement, the Company will pay you, as severance, the equivalent of six (6) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Payments”). These payments will be made on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date following the Effective Date of this Agreement as set forth in Section 14.
     4. Health Insurance. To the extent permitted by the federal COBRA law and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense and, later, to convert to an individual policy if you wish. On or after the Separation Date, you will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable state insurance laws. Although the Company is not otherwise obligated to do so, if you timely sign, date, and return this Agreement, and you timely elect continued coverage under COBRA, the Company agrees to pay your COBRA premiums for the equivalent of six (6) months of premiums sufficient to continue your level of group health insurance coverage currently in effect (including dependent coverage, if applicable) (the “COBRA Payment”).
     5. Stock Options. Pursuant to your stock option grant(s) and the plan(s) governing those grant(s) (the “Plan”), vesting of your stock options will cease on your Separation Date. As of the Separation Date, you will have the following vested shares:
January 2007 grant- 0 shares vested
February 2006 grant-17,500 shares vested
December 2006 grant- 0 shares vested

Any right to exercise any vested shares or of the Company to repurchase any previously exercised, but unvested shares, if any, will be as set forth in your stock option grant notice, the stock option agreement, and the Plan, provided that the parties shall use commercially reasonable efforts to amend your February 2006 option to avoid adverse consequences pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, including, if applicable and appropriate, the implementation of a 6-month delay in your ability to exercise such option. Notwithstanding the foregoing, the Company shall be under no obligation to provide you addition benefits under, or with respect to, such option.
     6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional pay or salary, incentive compensation, severance, equity interests or options, or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). In particular, but without limitation, you agree that you are not owed any bonus, incentive compensation, or commissions.
     7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
     8. Return Of Company Property. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, engineering information, test data and materials, financial information, research and development information, sales and marketing information, customer information and databases, contact information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems within five (5) business days after the Separation Date; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You agree that, after the Separation Date, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits described in paragraph 3 above.
     9. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidentiality and Non-Competition Agreement survive the conclusion of your employment. A copy of your Confidentiality and Non-Competition Agreement is attached hereto as Exhibit A.
     10. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employees, consultants, or independent contractors.
     11. Non-disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.
     12. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
     13. Release of Claims. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment; (b) all claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, including vacation pay, personal time off, fringe benefits, severance benefits, or any other form of compensation; (c) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, attorney’s fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended, the Utah anti discrimination statute, any other state labor code, and the Equal Pay Act, of 1963, as amended; (d) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy. You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. You further agree that in the event you bring a claim or charge covered by this release, or do not dismiss and withdraw any claim covered by this release, in which you seek damages against the Company, this Agreement shall serve as a complete defense to such claims or charges. Excluded from this release are any claims that cannot be waived by law. You are waiving, however, your right to any monetary recovery should any agency, such as the EEOC or the Department of Labor, pursue any claims on your behalf.
     14. ADEA Waiver and Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that (i) the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave and leave protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).
     15. Remedy. You agree that, if you bring any kind of legal claim against the Company that you have given up by signing this Agreement, then you will be violating this Agreement and you must pay all legal fees, other costs and expenses incurred by the Company in defending against your claim.
     16. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Utah as applied to contracts made and to be performed entirely within Utah.

     17. If this Agreement is acceptable to you, please sign below and return the original to me. I wish you every success in your future endeavors.

Sincerely,

ZARS, Inc.

By:	/s/ Robert Lippert

Robert Lippert President and CEO

I have read, understand and agree fully to the foregoing Agreement:

Agreed:

/s/ Charles McLeskey

Charles McLeskey

27 March 2007

Date

EXHIBIT A
Confidentiality and Non-Competition Agreement

Confidentiality
and
Non-Competition Agreement
     THIS CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into effective April 1, 2006 (the “Effective Date” by and between ZARS, INC., a Utah corporation (“Company”), and Charles McLeskey, the undersigned individual (“Promisor”).
Recitals
     A. Company is in the business of developing and commercializing patented and proprietary technology for the administration of drugs and related products (collectively “Company Products”) and engaging in other related business activities (all such foregoing activities collectively referred to as “Company Business”).
     B. In the course of conducting the Company Business, certain trade and business information proprietary to Company, and which Company considers confidential, may be provided to Promisor.
     C. Company and Promisor now desire to enter into this Agreement in order to protect such proprietary confidential information of Company, and to protect the Company Business.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:
Agreement
     1. Confidentiality. Promisor understands and acknowledges that during Promisor’s employment with Company, Promisor has had and will have access to and has learned and will learn (i) information proprietary to Company and its affiliates (collectively, “Company”) that concerns the operation and methodology of the Company Business as the same is now and hereafter conducted by Company or (ii) other information proprietary to Company, including, without limitation, trade secrets, know-how, processes, patents and trademarks and applications therefor, price, customer and supply lists and data, formulae, pricing and marketing plans, policies and strategies, details of customer and supplier relationships, operations methods, sales techniques, business acquisition plans, new personnel acquisition plans, web-site, Internet addresses, e-mail addresses and domain names, including all software, information and processes necessary to operate Company’s web-site, and all other confidential information with respect to Company Business (collectively, “Proprietary Information”). Promisor agrees that, from and after the Effective Date, Promisor will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill Promisor’s duties as an employee of Company, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information that (a) was already available to the public at the time of disclosure, or subsequently becomes available to the public otherwise than by breach of this Agreement, or (b) was disclosed due to a requirement of law, provided that Promisor shall have given prompt notice of such requirement to Company to enable Company to seek an appropriate protective order with respect to such disclosure.
     2. Agreement Not to Compete and Not to Solicit.
          a. During the time of Promisor’s employment relationship with Company and for a period of two (2) years after the termination or expiration thereof (the “Non-Compete Period”), Promisor shall not, directly or indirectly (whether as a principal, agent, independent contractor, employee, partner, member, owner or in any other similar capacity), own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Company Business anywhere in or outside the United States. Notwithstanding the foregoing, Promisor shall not be prohibited from owning not more than 1% of the voting stock of any publicly traded entity.
          b. During the Non-Compete Period, Promisor shall not, directly or indirectly, solicit, induce or influence (or seek to induce or influence) any person who is employed by, or acts as a consultant for, Company to terminate or alter his or her employment or consultant relationship with Company.
          c. Except as permitted by Company or as is otherwise necessary to carry out Promisor’s duties, during the Non-Compete Period, Promisor shall not, directly or indirectly, call on or solicit any person, firm, corporation, business or other entity who or which is, or had been within the prior two (2) years, a customer or potential customer, or supplier or potential supplier, of Company with respect to the Company Business or any business similar to or competitive with the Company Business as of the termination or expiration of Promisor’s employment relationship with Company, as the case may be.
     3. Return of Materials. Promisor agrees that, upon the termination or expiration of Promisor’s employment relationship with Company, Promisor shall immediately return to Company all property of Company in Promisor’s possession, use or control, including all originals and any and all copies of any files, lab books, documents, computer disks, works and other materials containing any Proprietary Information of Company or any third party. Promisor shall not remove, or cause or permit the removal, from Company’s facilities, or any unauthorized destruction of, any originals or copies of any files, documents, works and other materials containing any Proprietary Information of Company or any third party.
     4. Ownership of Inventions. Promisor hereby assigns and transfers to Company any and all inventions and innovations (whether deemed patentable or not),

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made by Promisor (or jointly with others) during the term of Promisor’s employment by Company (whether made during or after normal business hours, or at or away from Company’s facilities) relating to or useful in Company Business, including all rights and interests with respect to any application, method, process, technique, formula, apparatus, treatment or product. Promisor agrees to promptly disclose to Company all such inventions and innovations. Promisor agrees to execute any reasonable document prepared by Company that is necessary or appropriate to document, perfect or give effect to the intent of this Section 4 or to secure any patent, copyright registration or other protection thereof.
     5. Prior Agreements. Promisor represents and warrants that Promisor’s employment by Company does not violate or breach any confidential relationship between Promisor and any other party. Promisor further agrees that Promisor will not use for Company’s benefit or disclose to Company any Proprietary Information of any third party that Promisor is prohibited (by agreement or otherwise) from so using or disclosing. Promisor also represents that Promisor has disclosed to Company any such confidential relationships and relevant agreements and prohibitions. Promisor further agrees to indemnify and hold Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, breach of this Section 5.
     6. Interpretation and Acknowledgment.
          a. It is the intention of the parties that the non-competition and non-solicitation covenants contained in Section 2 of this Agreement be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by applicable law. To this end, the parties agree that such covenants shall be construed to extend in time and territory and with respect to degree of participation only so far as they may be enforced, and that such covenants are to that end hereby declared divisible and severable since it is a purpose of this Agreement to govern competition by Promisor anywhere in and outside the United States.
          b. Promisor acknowledges that Promisor’s covenants and agreements in Section 2 of this Agreement are reasonable and necessary to protect Company’s legitimate interest in its Proprietary Information. Promisor acknowledges that Section 2 of this Agreement is not so broad as to prevent Promisor from earning a livelihood or practicing Promisor’s chosen profession after termination or expiration of this Agreement. The parties understand and agree that the consideration provided for in Section 7 of this Agreement is in substantial part in consideration for Promisor’s covenants in Section 2 hereof.
     7. Consideration. Promisor’s covenants and promises set forth in this Agreement are in return for the opportunity for Promisor to participate in certain employee incentive programs that are currently or may be in the future implemented by Company, and Promisor hereby acknowledges the sufficiency and adequacy of such consideration.

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     8. At-Will Employment Relationship. Promisor acknowledges and agrees that Promisor’s employment relationship with Company is “at will” and may be terminated at any time for any reason or for no reason whatsoever.
     9. Enforcement. For any breach of the provisions of this Agreement, Promisor agrees that Company shall be entitled to such remedies as are provided under Utah law.
     10. Miscellaneous. This Agreement is binding upon and for the benefit of the parties, their respective officers, directors, employees, partners, principals, successors and assigns. The right to receive Proprietary Information may not be assigned. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. This Agreement shall be governed by the laws of the State of Utah, without giving effect to any choice or conflict of law provision or rule (whether in the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the State of Utah. If legal action is commenced by the parties hereto with respect to the subject matter hereof, the parties agree that the jurisdiction and venue of such action shall be in the state or federal Utah court of competent jurisdiction. The parties hereby accept such State’s jurisdiction and agree to accept service of process as if they were personally present and served within such jurisdiction. The prevailing party in any action or proceeding to enforce this Agreement shall be entitled to its reasonable attorneys fees and costs incurred in connection therewith.

COMPANY: ZARS, INC.
By:	/s/ Robert Lippert

Its: President and CEO

PROMISOR:
/s/ Charles McLeskey
Charles McLeskey

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